Exhibit 99.1

DGSE Completes Turnaround Year With 4th Quarter Profit

DALLAS-March 19, 2018 DGSE Companies, Inc. (NYSE MKT:DGSE) (“DGSE” or the “Company”) announces its fourth consecutive profitable quarter and an annual profit of $1.8 million, capping a remarkable turnaround for the jewelry and bullion business.

The Dallas-based Company, a leading wholesaler and retailer of jewelry, diamonds, fine watches and precious metals, reported revenues of $14.4 million and $750 thousand in net profits for the three months ending December 31, 2017.

That brought the totals for the year to $62 million in revenue - up from $48 million in 2016 - and $1.8 million in net profits, and reversed several years of annual losses.

“We’re proud to have returned to profitability by changing company strategy and returning to our roots - buying and selling jewelry and timepieces at exceptional prices,” said John Loftus, DGSE’s President, Chairman and Chief Executive Officer, who took over at DGSE in December 2016. “We’re bullish on the future of brick-and-mortar stores, and we’re proving it every day.”

DGSE operates four Dallas Gold & Silver Exchange stores in the Dallas/Fort Worth area and another, Charleston Gold & Diamond Exchange, in South Carolina. Although the names denote the precious metals that many clients buy and sell as part of their portfolios, they are also high-end jewelry stores, with collections including overstocks and closeouts from luxury retailers and venerated names like David Yurman, Tiffany & Co. and Cartier.

The company reported a $1,362,405 decrease in selling, general and administrative expenses and a $165,289 decrease in interest expense for 2017 compared to the previous year.

Just as key to the turnaround, Loftus said, was the company’s strategy in an era when online shopping is eroding sales in many traditional retail stores.

“Our prices are extremely competitive, but our great staff also offers an unrivaled customer experience,” he said. “We’re an information resource for our clients, we bring transparency to all our transactions, and we offer great value whether you’re buying, selling or trading.”

“That builds lasting relationships for us. And there is still no substitute for seeing and holding a diamond or a necklace or a Rolex, and taking it home the same day - especially when you can’t believe the great deal.”

With the return to profitability and business trending upward, Loftus said DGSE is poised for growth. In the meantime, he is waiting to hear back from Barron’s magazine, which last year ranked DGSE as the second-most-likely retailer in the country to go bankrupt.

“No hard feelings,” Loftus said. “We’ll make them a great deal, too.”

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to execute on new business strategies, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements, which may be made, to reflect events or circumstances after the date thereon, including without limitation, changes in our business strategy or planned capital expenditures, store growth plans, or to reflect the occurrence of unanticipated events.

Contacts

DGSE Companies, Inc.

Bret Pedersen 972-587-4024

bpedersen@dgse.com